Exhibit 99.1

Party City Announces Fourth Quarter and Full Year 2017 Financial Results

•	Fourth Quarter Total Revenues Increased 5.4% on Reported Basis and 4.7% in Constant Currency to $789.6 Million

•	Fourth Quarter Reported EPS Increased to $1.58; Adjusted EPS Increased 6.6% to $0.81

•	Full Year 2017 Total Revenues Increased 3.9%

•	Full Year 2017 Reported EPS Increased to $1.79; Adjusted EPS Increased 7.8% to $1.24

•	Gross profit margin increased 40 basis points in 2017, fueled by Share of Shelf[1] gains of 300 bps

•	Full year 2017 free cash flow[2] increased by 11%, to $342.2 million

ELMSFORD, N.Y.—(BUSINESS WIRE)—Party City Holdco Inc. (NYSE:PRTY) today announced financial results for the fourth quarter and year ended December 31, 2017.

James M. Harrison, Chief Executive Officer, stated, “With fourth quarter results that were in line with our expectations, we achieved 4% topline growth and 8% Adjusted EPS growth in 2017. More importantly, we made strong progress against many of our key strategic priorities: expanding the reach of our unique vertical model; improving in-store efficiency and the shopping experience for our customers; elevating our digital capabilities; increasing our presence across multiple alternative market channels as well as in key international markets; expanding our manufacturing capabilities and entering new streams of business through acquisitions and finally, executing a highly accretive share buyback program.”

Mr. Harrison added, “We are well-positioned to build on this progress in 2018 as we continue to grow our consumer products businesses, focus on our retail initiatives and enhance our digital assets and omni-channel platform. We will also continue to deploy the strong cash flow this business generates with a disciplined approach that balances our growth objectives with the continued deleverage of our balance sheet and the return of capital to shareholders.”

Full Year Summary:

•	Total revenues of $2,372 million increased 3.9% on both a reported basis and a constant currency basis.

•	Retail sales increased 5.3% on both a reported and constant currency basis, driven primarily by 53 net new Party City stores added in the past twelve months.

•	Brand comparable sales decreased 0.7% during 2017. After adjusting for the impacts of Hurricanes Harvey and Irma and a shift in the fiscal calendar of the Company’s retail operations which caused certain New Year’s Eve sales to fall into the first quarter of fiscal 2018, such sales were essentially flat.

•	Net third-party wholesale revenues increased 4.9% after adjusting for the impact of currency and the acquisition of 36 franchise stores over the last twelve months. On a reported basis, these sales increased 0.7%.

•	Total gross profit margin increased 40 basis points to 40.8% of net sales, principally due to a 300 basis points increase in share of shelf[1] and reduced product costs, partially offset by increased promotional activities.

•	Operating expenses totaled 29.4% of revenues, and increased 5.7% over 2016 to $696.2 million. The increase in rate was principally a result of the Company’s investment in Kazzam, the online exchange platform for party related services. Wholesale selling expenses increased 9.0%, reflecting the acquisition of Granmark as well as inflationary cost increases. Retail operating expenses increased 1.6% due to higher store count and inflationary cost increases, largely offset by improved labor productivity and efficiency in our stores, as well as lower advertising expenses.

•	During the year, the Company opened 16 new stores, acquired 36 franchise stores and 8 independent stores, and closed 7 stores.

•	Reported net income increased to $215.3 million from $117.5 million in 2016. Reported net income and reported diluted earnings per share (see below) include approximately $90 million of non-recurring income tax benefits related to the Tax Cuts and Jobs Act of 2017 (“Tax Reform”).

•	Adjusted net income rose 7.5% to $148.6 million, compared to $138.3 million for fiscal 2016.

•	Adjusted EBITDA increased 4.9% to $409.2 million, compared to $390.0 million in fiscal 2016.

•	Reported diluted earnings per share improved to $1.79 from $0.98. Adjusted diluted income per share improved 7.8% to $1.24 despite $0.04 of foreign exchange headwind and a $0.03 investment in Kazzam.

•	Free cash flow[2] totaled $342.2 million.

Fourth Quarter Summary:

•	Total revenues increased 5.4% on a reported basis to $789.6 million and 4.7% on a constant currency basis.

•	Retail sales increased 4.6% on a reported basis (4.2% on a constant currency basis) driven primarily by increased store count through acquired franchise stores (36), eight acquired independent stores and nine net new Party City company-owned stores in the past twelve months.

•	Brand comparable sales decreased 1.4% during the fourth quarter and were essentially flat after adjusting for the impact of the New Year’s Eve timing shift, as discussed above.

•	Net third-party wholesale revenues increased 11.9% after adjusting for the impact of currency and the acquisition of 36 franchise stores over the last twelve months. On a reported basis these sales increased 9.7%.

•	Total gross profit margin increased 50 basis points to 46.9% of net sales, primarily due to higher share of shelf[1].

•	Operating expenses totaled $205.1 million or 26.0% of revenues, representing an increase of 40 basis points from Q4 2016 and largely the result of the investment in Kazzam.

•	Reported net income of $185.0 million compared to $85.2 million in the fourth quarter of 2016. Reported net income and reported diluted earnings per share (see below) include approximately $90 million of non-recurring income tax benefits related to Tax Reform.

•	Adjusted net income increased 3.2% to $94.1 million, compared to $91.2 million for the prior year quarter.

•	Adjusted EBITDA increased 2.6% to $197.4 million.

•	Reported diluted earnings per share totaled $1.58, compared to $0.71 in the prior year quarter. Adjusted diluted income per share increased 6.6% to $0.81 from $0.76 in the fourth quarter of 2016.

Balance Sheet Highlights as of December 31, 2017:

The Company ended the year with $1,777.1 million in debt (net of cash) resulting in net debt leverage3 of 4.3 times and approximately $172.0 million in availability under its asset-based revolving credit facility.

Share Repurchase Program:

During the fourth quarter, the company repurchased 23.4 million shares at a cost of $286.7 million. As of December 31, 2017, $55 million remained available under the original $100 million share repurchase program which was announced in November 2017.

Term Loan Repricing:

In February 2018, the Company completed a successful repricing of its Term Loan Credit Agreement, under which the applicable margin for ABR borrowings was lowered from 2.00% to 1.75% and the applicable margin for LIBOR borrowings was lowered from 3.00% to 2.75%. Additionally, under the terms of the repricing, the ABR and LIBOR margins will be reduced to 1.50% and 2.50%, respectively, when the Company’s Senior Secured Leverage Ratio (as defined by the Term Loan Credit Agreement) falls below 3.2x. The Company expects the repricing to result in 2018 interest expense savings of approximately $3 million. All other significant terms, including maturity, remain unchanged.

Fiscal 2018 Outlook:

For 2018, the Company is providing the following guidance:

•	Total revenue of $2.44 to $2.49 billion

•	Brand comparable sales growth of approximately 1%

•	Adjusted EBITDA of $415 to $430 million

•	Adjusted net income of $172 to $183 million

•	Adjusted diluted EPS of $1.76 to $1.87

•	Net debt leverage[3] of approximately 3.8 times by the end of 2018

•	GAAP net income of $143 to $154 million

•	GAAP diluted EPS of $1.46 to $1.57

The Company has reconciled Non-GAAP outlook measures to the most directly comparable GAAP measures later in this release. See “Non-GAAP Information” and “Reconciliation of 2018 Outlook” for a more detailed explanation, including definitions of the various Non-GAAP terms used in this release.

[1]	The percentage of our retail product cost of sales supplied by our wholesale operations
[2]	Defined as adjusted EBITDA less capital expenditures
[3]	Defined as net debt to adjusted EBITDA

Conference Call Information

A conference call to discuss the fourth quarter 2017 financial results is scheduled for today, March 9, 2018, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (833) 241-4256 (U.S. domestic) and (647) 689-4207 (international), and enter conference ID#4281209, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investor.partycity.com/. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by eliminating items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release. We also evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We also provide free cash flow, defined as Adjusted EBITDA less capital expenditures, and net debt leverage, which is calculated by adding Loans and Notes Payable, Current Portion of Long Term Obligations and Long Term Obligations, Excluding Current Portion, subtracting Cash and Cash Equivalents and dividing by Adjusted EBITDA for the trailing twelve month period. Adjusted Earnings per Share is calculated by dividing Adjusted Net Income by the Weighted Average Number of Common Shares-Diluted. We believe providing these non-GAAP measures provides valuable supplemental information regarding our results of operations and leverage, consistent with how we evaluate our performance. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its core operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Party City’s expectations regarding revenues, brand comparable sales, Adjusted EBITDA, Adjusted net income/loss, adjusted diluted earnings per share, average common shares outstanding and the effective tax rate. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s latest Form 10-K and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include over 900 specialty retail party supply stores (including approximately 150 franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contact

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Source: Party City Holdco Inc.

PARTY CITY HOLDCO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2017	2016
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$54,291	$64,610
Accounts receivable, net	140,980	134,091
Inventories, net	604,066	613,868
Prepaid expenses and other current assets	77,816	68,255

Total current assets	877,153	880,824
Property, plant and equipment, net	301,141	292,904
Goodwill	1,619,253	1,572,568
Trade names	568,681	566,599
Other intangible assets, net	75,704	76,581
Other assets, net	12,824	4,502

Total assets	$3,454,756	$3,393,978

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$286,291	$120,138
Accounts payable	160,994	163,415
Accrued expenses	176,609	149,683
Income taxes payable	45,568	46,675
Current portion of long-term obligations	13,059	13,348

Total current liabilities	682,521	493,259
Long-term obligations, excluding current portion	1,532,090	1,539,604
Deferred income tax liabilities	175,836	278,819
Deferred rent and other long-term liabilities	91,929	65,507

Total liabilities	2,482,376	2,377,189
Redeemable securities	3,590	—
Stockholders’ equity:
Common stock (96,380,102 and 119,515,894 shares outstanding and 119,759,669 and 119,515,894 shares issued at December 31, 2017 and December 31, 2016, respectively)	1,198	1,195
Additional paid-in capital	917,192	910,167
Retained earnings	372,596	157,666
Accumulated other comprehensive loss	(35,818)	(52,239)

Total Party City Holdco Inc. stockholders’ equity before common stock held in treasury	1,255,168	1,016,789
Less: Common stock held in treasury, at cost (23,379,567 shares at December 31, 2017)	(286,733)	—

Total Party City Holdco Inc. stockholders’ equity	968,435	1,016,789
Noncontrolling interests	355	—

Total stockholders’ equity	968,790	1,016,789

Total liabilities, redeemable securities and stockholders’ equity	$3,454,756	$3,393,978

PARTY CITY HOLDCO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Net sales	$785,020	$743,292	$2,357,986	$2,266,386
Royalties and franchise fees	4,563	5,996	13,583	17,005

Total revenues	789,583	749,288	2,371,569	2,283,391
Expenses:
Cost of sales	417,137	398,093	1,395,279	1,350,387
Wholesale selling expenses	17,410	14,102	65,356	59,956
Retail operating expenses	133,186	130,513	415,167	408,583
Franchise expenses	4,291	4,706	14,957	15,213
General and administrative expenses	42,606	37,091	168,369	152,919
Art and development costs	5,693	5,653	23,331	22,249
Development stage expenses	1,882	—	8,974	—

Total expenses	622,205	590,158	2,091,433	2,009,307

Income from operations	167,378	159,130	280,136	274,084
Interest expense, net	22,152	21,523	87,366	89,380
Other expense (income), net	3,766	2,097	4,626	(2,010)

Income before income taxes	141,460	135,510	188,144	186,714
Income tax (benefit) expense	(43,497)	50,334	(27,196)	69,237

Net income	$184,957	$85,176	$215,340	$117,477

Comprehensive income	$185,922	$75,673	$231,761	$98,028

Net income per common share-Basic	$1.59	$0.71	$1.81	$0.98

Net income per common share-Diluted	$1.58	$0.71	$1.79	$0.98

Weighted-average number of common shares-Basic	115,718,330	119,505,541	118,589,421	119,381,842
Weighted-average number of common shares-Diluted	116,852,149	120,541,211	119,894,021	120,369,672

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income	$184,957	$85,176	$215,340	$117,477
Interest expense, net	22,152	21,523	87,366	89,380
Income taxes	(43,497)	50,334	(27,196)	69,237
Depreciation and amortization	22,649	22,444	85,168	83,630

EBITDA	186,261	179,477	360,678	359,724
Non-cash purchase accounting adjustments	1,028	425	7,378	4,114
Restructuring, retention and severance (a)	879	657	9,718	911
Deferred rent (b)	1,653	6,595	7,287	18,835
Closed store expense (c)	711	761	4,875	3,688
Foreign currency losses (gains), net	2,150	(472)	466	(7,417)
Employee equity based compensation (d)	1,457	1,024	5,309	3,853
Non-employee equity based compensation (e)	(253)	—	3,033	—
Undistributed (income) loss in unconsolidated joint ventures	(102)	(66)	(194)	314
Corporate development expenses (f)	3,323	2,395	9,401	4,290
Hurricane-related costs	70	—	455	—
Refinancing charges	—	1,458	—	1,458
Other	242	161	804	279

Adjusted EBITDA	$197,419	$192,415	$409,210	$390,049

Adjusted EBITDA margin	25.0%	25.7%	17.3%	17.1%

(a)	During the first quarter of 2017, the Company entered into a consulting agreement with Gerald Rittenberg and recorded a severance charge in accordance with the terms of such agreement (this amount excludes a $1,362 stock option modification charge for Mr. Rittenberg, which is included in “Employee equity based compensation” in this table). Additionally, during the first quarter of 2017, the Company restructured its retail operations and recorded a severance charge. Further, the “restructuring, retention and severance” amounts in the adjusted EBITDA table also include additional restructuring, retention and severance charges incurred by the Company and excluded from the definition of adjusted EBITDA in the Company’s credit facilities (see “Non-GAAP Information” above for a discussion of the Company’s use of adjusted EBITDA).
(b)	The deferred rent adjustment reflects the difference between accounting for rent and landlord incentives in accordance with GAAP and the Company’s actual cash outlay for such items.
(c)	Charges incurred related to closing underperforming stores.
(d)	The first quarter of 2017 includes a $1,362 stock option modification charge for Gerald Rittenberg.
(e)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services.
(f)	Primarily represents start-up costs for Kazzam and third-party costs related to acquisitions (principally legal expenses).

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Income before income taxes	$141,460	$135,510	$188,144	$186,714
Intangible asset amortization	5,255	5,065	16,959	17,247
Non-cash purchase accounting adjustments (a)	1,384	309	9,549	5,300
Amortization of deferred financing costs and original issuance discounts	1,238	1,997	4,937	5,818
Restructuring, retention and severance (b)	(378)	—	7,113	—
Non-employee equity based compensation (c)	(253)	—	3,033	—
Hurricane-related costs	70	—	455	—
Refinancing charges	—	725	—	725
Employee equity based compensation (d)	1,457	1,024	5,309	3,853

Adjusted income before income taxes	150,233	144,630	235,499	219,657
Adjusted income tax expense (e)	56,143	53,462	86,856	81,380

Adjusted net income	$94,090	$91,168	$148,643	$138,277

Adjusted net income per common share - diluted	$0.81	$0.76	$1.24	$1.15

Weighted-average number of common shares-diluted	116,852,149	120,541,211	119,894,021	120,369,672

(a)	On July 27, 2012, PC Merger Sub, Inc., which was our wholly-owned indirect subsidiary, merged into Party City Holdings Inc. (“PCHI”), with PCHI being the surviving entity (the “Transaction”). As a result of the Transaction, the Company applied the acquisition method of accounting and increased the value of certain property, plant and equipment. The impact of such adjustments on depreciation expense increased the Company’s expenses. These property, plant and equipment depreciation amounts are included in “Non-cash purchase accounting adjustments” for purposes of calculating “adjusted net income,” but are excluded from “Non-cash purchase accounting adjustments” for purposes of calculating adjusted EBITDA since they are included in depreciation expense.
(b)	During the first quarter of 2017, the Company entered into a consulting agreement with Gerald Rittenberg and recorded a severance charge in accordance with the terms of such agreement (this amount excludes a $1,362 stock option modification charge for Mr. Rittenberg, which is included in “Employee equity based compensation” in this table). Additionally, during the first quarter of 2017, the Company restructured its retail operations and recorded a severance charge.
(c)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services.
(d)	The first quarter of 2017 includes a $1,362 stock option modification charge for Gerald Rittenberg.
(e)	Represents income tax expense/benefit after excluding the specific tax impacts for each of the pre-tax adjustments. The tax impacts for each of the adjustments were determined by applying to the pre-tax adjustments the effective income tax rates for the specific legal entities in which the adjustments were recorded. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“the Act”) was signed into law. The Act significantly changed U.S. tax law, including lowering the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018, and implementing a one-time “deemed repatriation” tax on unremitted earnings accumulated in non-U.S. jurisdictions. Due to the complexities of accounting for the Act, SEC Staff Accounting Bulletin No. 118 allows entities to include a provisional estimate of the impact of the Act in its 2017 financial statements. Therefore, based on currently available information, during the fourth quarter of 2017 the Company recorded a provisional income tax benefit of $91.0 million related to the remeasurement of its deferred tax liabilities due to the lower U.S. corporate tax rate. As the Act is a significant and non-recurring event which is impacting the comparability of the Company’s financial statements, the Company has excluded the impact of the law, including the $91.0 million benefit, from its adjusted net income and adjusted earnings per share for the year ended December 31, 2017.

PARTY CITY HOLDCO INC.

RECONCILIATION OF 2018 OUTLOOK

(In millions, unaudited)

Full year 2018 Outlook
Net income:	$143 - $154
Intangible asset amortization, net of tax:	11
Non-recurring consulting costs, net of tax:	8
Amortization of deferred financing costs and original issuance discount, net of tax:	4
Non-cash purchase accounting adjustments, net of tax:	3
Equity based compensation, net of tax:	3

Adjusted net income:	$172 - $183

Net income:	$143 - $154
Income taxes:	50 - 54
Interest expense, net:	98 - 95
Depreciation and amortization:	84 - 82

EBITDA:	$375 - $385
Corporate development expenses:	11 - 12
Non-recurring consulting costs:	11
Equity based compensation:	5
Deferred rent:	4 - 5
Restructuring, retention and severance:	3 - 4
Non-cash purchase accounting adjustments:	3 - 4
Closed store expense:	3 - 4

Adjusted EBITDA:	$415 - $430

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands, except percentages)

	Three Months Ended December 31,
	2017		2016
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$330,834	41.9%	$307,147	41.0%
Eliminations	(171,276)	(21.7%)	(161,711)	(21.6%)

Net wholesale	159,558	20.2%	145,436	19.4%
Retail	625,462	79.2%	597,856	79.8%

Total net sales	785,020	99.4%	743,292	99.2%
Royalties and franchise fees	4,563	0.6%	5,996	0.8%

Total revenues	$789,583	100.0%	$749,288	100.0%

	Year Ended December 31,
	2017		2016
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$1,260,089	53.1%	$1,252,218	54.8%
Eliminations	(630,692)	(26.6%)	(626,900)	(27.4%)

Net wholesale	629,397	26.5%	625,318	27.4%
Retail	1,728,589	72.9%	1,641,068	71.9%

Total net sales	2,357,986	99.4%	2,266,386	99.3%
Royalties and franchise fees	13,583	0.6%	17,005	0.7%

Total revenues	$2,371,569	100.0%	$2,283,391	100.0%

	Three Months Ended December 31,
	2017		2016
Total Gross Profit	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Retail	$315,528	50.4%	$292,185	48.9%
Wholesale	52,355	32.8%	53,014	36.5%

Total	$367,883	46.9%	$345,199	46.4%

	Year Ended December 31,
	2017		2016
Total Gross Profit	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Retail	$763,315	44.2%	$711,468	43.4%
Wholesale	199,392	31.7%	204,531	32.7%

Total	$962,707	40.8%	$915,999	40.4%

PARTY CITY HOLDCO INC.

OPERATING METRICS

	Three Months Ended December 31,		LTM 2017
	2017	2016
Store Count
Corporate Stores:
Beginning of period	794	737	750
New stores opened	3	15	16
Acquired	7	—	44
Closed	(1)	(2)	(7)

End of period	803	750	803
Franchise Stores:
Beginning of period	148	184	184
New stores opened	1	1	3
Sold to Party City	—	—	(36)
Closed	(1)	(1)	(3)

End of period	148	184	148

Grand Total	951	934	951

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Share of Shelf (a)	82.3%	77.9%	79.6%	76.6%

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Brand comparable sales (b)	-1.4%	-3.5%	-0.7%	-0.4%

(a)	Share of shelf represents the percentage of our retail product cost of sales supplied by our wholesale operations.
(b)	Party City brand comparable sales include North American e-commerce sales.